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UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Preliminary Proxy Statement	Confidential, for Use of the
Definitive Proxy Statement	Commission Only (as permitted
Definitive Additional Materials	by Rule 14a-6(e)(2))
Soliciting Material Pursuant to Rule 14a-12

PolyMedix, Inc.

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This filing consists of correspondence and a fact sheet distributed to stockholders of PolyMedix, Inc. along with the definitive proxy statement materials filed with the Securities and Exchange Commission on October 17, 2006.

3701 Market St., Suite 442, Philadelphia, PA 19104	215-966-6199

October 16, 2006

Dear PolyMedix Shareholder,

Thank you for your continued support of PolyMedix. Your investment has allowed us to continue to advance our drug development programs and work toward building fundamental value. I am writing to you today to update you on our progress, and to invite you to attend our annual shareholders’ meeting.

With the additional funding from the Series I financing completed in February, we have been able to significantly advance our drug development programs. First, I am pleased to tell you about the progress in our anticoagulant antagonist program, our newest endeavor. In this effort we are striving to develop a safer alternative to managing bleeding complications after surgery. Heparin is a commonly used anticoagulant drug routinely used in cardiothoracic hospital surgical procedures, such as heart valve replacements, to prevent dangerous blood clots from forming. After the surgery, heparin activity needs to be reversed, because excessive thinning of the blood can result in dangerous bleeding. The only marketed drug approved to reverse heparin activity is protamine, with approximately 9 million doses used each year worldwide. Protamine can have many side effects, including hemodynamic effects, allergic reactions, and the potential to worsen bleeding. PolyMedix is developing compounds such as PMX-60054 which we hope will be safer and easier to use alternatives to protamine. We hope to both improve the safety and ease of managing cardiothoracic surgical patients, while realizing a significant market opportunity.

Second, we have continued to make substantial progress in our antibiotic program. On September 30, we made a presentation at the American Society of Microbiology’s annual Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC) in San Francisco. More than 12,000 physicians, researchers and other healthcare professionals from around the globe gather each year at ICAAC to foster worldwide solutions to the problem of infectious diseases. We were very pleased to have made this our first public presentation on our antibiotic program. In another first for us, we demonstrated positive results in animal models of systemic infection with small molecule compounds which mimic the mechanism of host defense proteins. These results establish the potential of our new approach for treating infectious diseases, and gave us the opportunity to present our work to the world scientific community. You may view the presentation on our website at www.polymedix.com.

In our efforts to maximize probabilities for success and exploit all viable commercial opportunities, we have also expanded our antibiotic program to include development of a topical formulation for ophthalmic (eye) infections, and oral applications. Drug resistant bacterial infections of the eye are a growing concern, which has given rise to a significant growth in the ophthalmic antibiotic drug market through an urgent need for new approaches to treating infections of the eyes.

Likewise, Clostridium difficile is a bacterial infection of the gastrointestinal system which can cause life-threatening diarrhea. In recent years this bacterium has become resistant to current antibiotics, creating a pressing need for new oral antibiotic drugs.

3701 Market St., Suite 442, Philadelphia, PA 19104	215-966-6199

PolyMedix Letter to Shareholders

October 16, 2006

PolyMedix has many exciting opportunities on the horizon. We look forward to expanding our research and development capacity through the move later this year from our incubator space at the Science Center in Philadelphia to our new home at 170 Radnor-Chester Road, in the Radnor Financial Center. This new location will give us the necessary space to continue advancement of our development programs, at a very favorable cost.

We remain passionately focused on our goal to initiate human clinical studies with one or more of our programs in 2007. Drug development is a multifaceted, complicated process of continuously interpreting complex experimental results and refining paths for development. We are relentlessly committed to meeting our goals of cost effective and rapid commercialization of our drug candidates into successful products. I believe that our results to date demonstrate this intense commitment to skillful, resourceful, and efficient management of our programs. With your continued support, and the additional financings we hope and need to do in the future, we intend to succeed.

I would like to cordially invite you to attend our annual shareholders meeting, to be held on Tuesday November 14, 2006, at 8:00 a.m. at the Radnor Hotel, Lancaster Avenue, Radnor, Pennsylvania. I look forward to this opportunity to meet and talk with you.

As part of our annual meeting, enclosed you will find proxy materials, which give you, as a shareholder of PolyMedix, the opportunity to express your opinion and vote on several issues. I urge you to review these materials carefully. Please bring them with you to the annual meeting, or, if you do not plan to attend, please return them to us with your votes. You are the owners of PolyMedix, we work for you, and your votes are important in guiding how we build and operate PolyMedix.

Please feel free to contact me anytime if you have any questions or if I can be of any assistance. I can be reached at 215-966-6199, or by e-mail at nlandekic@polymedix.com. You may also reach my assistant Lori Harris at 215-966-6230 or e-mail at lharris@polymedix.com, or Ed Smith, our Chief Financial Officer, at 215-966-6227 and esmith@polymedix.com.

Thank you again for your continued interest and support.

Sincerely yours,

Nicholas Landekic President & Chief Executive Officer

OTC: BB - PYMX	November 2006

Mission: Revolutionizing the treatment of infectious and other diseases with biomimetics

PolyMedix develops biomimetics - novel small molecule drugs which mimic the activity of proteins. These are designed with a proprietary computational technology platform. Two products are planned to start clinical trials in 2007: a novel antibiotic drug, and a heparin antagonist.

PolyMedix has raised over $30 million since being founded in 2002, including a $21 million financing and public offering in February 2006, and four approved SBIR grants (including a $3 million Advanced Technology grant).

PolyMedix’s product opportunities have been rationally selected to mitigate risk:

•	Fast clinical trials – acute dosing (single dose to days), plus possibility of accelerated development paths
•	Straightforward endpoints, to determine if the drug works
•	Animal models and Phase I clinical data generally considered predictive of success
•	PolyMedix will develop and commercialize acute care products in North America with a hospital sales force.
•	Address serious, life-threatening acute opportunities with significant commercial potential.

Experienced management team

•	President & C.E.O. - Nicholas Landekic
•	Vice President, Research - Dr. Richard Scott
•	Vice President, Business Development – Dawn Eringis
•	Vice President Finance & C.F.O. – Edward Smith

Renowned Scientific Founders

From the University of Pennsylvania, members of the National Academy of Sciences, American Academy of Arts and Sciences, and the Royal Society:

•	Dr. William DeGrado
•	Dr. Michael Klein

Antibiotic Drugs

The rapid rise of drug-resistant bacterial infections is one of the most serious medical problems in the world today. Bacterial infections are now the 4th leading cause of death in the U.S. with over 2.5 million cases causing over 100,000 deaths annually. The world anti-infective drug market is over $45 billion and growing due to increasing drug resistance.

PolyMedix imitated nature and mimicked the activity and structure of host defense proteins, one of the oldest and most effective antimicrobial defense systems in virtually all living creatures. We believe our compounds are the only small molecule mimetics of host defense proteins under development for systemic use, with many potential advantages:

•	Novel mechanism of action – directly lysing bacterial cell membranes – makes resistance unlikely to develop.
•	Potent, broad spectrum activity against over 150 Gram-positive and Gram-negative bacteria.
•	Much faster bactericidal action than other antibiotics, seconds to minutes vs. days.
•	Proven activity against drug-resistant bacterial, including multiple MRSA and VRE strains.
•	Potential i.v., ophthalmic, and oral formulations; for antibacterial, anti-fungal, and anti-viral uses.
•

Antimicrobial polymers for biomaterials applications to create self-sterilizing surfaces and bactericidal products for biomedical, industrial, and consumer products - paints, plastics, and personal care products.

•	Clinical trials are planned to start in 2007

How our antibiotic compounds work:

Conventional antibiotics: biochemical mechanism

Primitive life forms such as molds secrete compounds like penicillin to protect themselves from bacteria.

Many forms of life produce host defense proteins as their first line of defense against bacterial attack.

Despite hundreds of millions of years of evolution, widespread bacterial resistance has not developed to the host defense proteins, validating this antimicrobial mechanism of action and target for drug discovery.

PolyMedix compounds: Biophysical mechanism – disrupt membrane from the outside

PolyMedix, Inc., 3701 Market St., Suite 442, Philadelphia, PA 19104 215-966-6230

Heparin Antagonist

Heparin is an intravenous anticoagulant routinely used after surgery and during cardiothoracic procedures to prevent blood clots from forming. Post-surgical blood clots can be life threatening and cause strokes or heart attacks. After the procedure heparin activity must be turned off, which is currently done with the only agent approved for this use – protamine. Worldwide about 9 million doses of protamine are used annually. Protamine has many limitations, including difficulty in adjusting the dose, unpredictable efficacy, and serious toxicities. Additionally, protamine is not effective with Low Molecular Weight Heparin (LMWH), which makes up over half the market.

PolyMedix has developed compounds including PMX-60054 as a universal anticoagulant reversing agent, effective for both heparin and LMWH. The goal is to develop a drug that is safer and easier to use than protamine. Animal studies (above) show that a single administration of PMX-60054 following heparin completely normalizes blood clotting time.

Clinical trials are anticipated to be relatively straightforward, rapid, and inexpensive – the target endpoint is not curing a “disease”, but simply to normalize clotting time.
•	Clinical trials are planned to commence in 2007.

Product Pipeline

Synthesis	In vitro testing	Animal testing	Drug development	Planned IND/ Clinical testing

PMX-60054 Heparin+LMWH antagonist	2007

Using our proprietary computational drug design technologies, PolyMedix has developed a sustainable, full pipeline of novel biomimetic drugs for acute, serious, lifethreatening disorders.

This sustainable pipeline makes PolyMedix a sustainable business

PMX-10129, PMX-30016 broad spectrum antibiotic	2007
- Systemic i.v.
- Oral for C. difficile
- Ophthalmic

PMX-20005 Angiogenesis inhibitor
PMX-10098 anti-viral; anti-fungal
PMX-50003 antimicrobial polymer biomaterials
GPCR crystallization

For additional information contact:
Nicholas Landekic	Tel.: 215-966-6199, 215-966-6230
President & C.E.O.	Cell: 610-529-7639
PolyMedix, Inc.	FAX: 215-966-6106
3701 Market St., Suite 442, Philadelphia, PA 19104	nlandekic@polymedix.com
www.polymedix.com

Informational materials on PolyMedix may contain forward-looking statements, including regarding anticipated scientific progress in research programs and product development. Developing drugs is risky, expensive, and time-consuming. Delays typically occur in drug development and should be expected, and the actual pace of PolyMedix’s development may be substantially delayed and materially differ from these goals and projections. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, PolyMedix does not intend (and it is not obligated) to update publicly any forward-looking statements. The information provided herein is not a solicitation for investment, nor an offering to sell any type of security in PolyMedix. Investing in PolyMedix or any security involves risk of loss. You should consult with a qualified financial advisor and other experts before making any investment decisions.

PolyMedix, Inc., 3701 Market St., Suite 442, Philadelphia, PA 19104 215-966-6230